UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Clawson, Ronald N.
   One Gateway Center
   19th Floor
   Pittsburgh, PA  15222
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   See Notes
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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  Common Stock, $.01 par va|4/1/97|X   | |10,000            |A  |$2.00      |                   |      |                           |
lue                        |      |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|4/1/97|S   | |10,000            |D  |$22.25     |80,000             |D     |                           |
lue                        |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$2.00   |4/1/9|X   | |10,000     |D  |(1)  |8/23/|Common Stock|10,000 |       |20,000      |D  |            |
(Right to Buy)        |        |7    |    | |           |   |     |98   |            |       |       |            |   |            |
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Employee Stock Option |$15.75  |4/30/|H   | |15,000     |D  |     |(2)  |Common Stock|       |       |0           |   |            |
(Right to Buy)        |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) All options are fully vested and exercisable as of the date of this report.
(2) Effective April 30, 1997, the Reporting Person retired from his positions as President - Carbide Products and
Director of the Company. Thus, options to purchase Common Stock outstanding under this plan were canceled.
The Reporting Person is no longer subject to Section
16.
SIGNATURE OF REPORTING PERSON
Filed by EDGAR -- Manual signature maintained by the Company
DATE
  May 9, 1997